As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-39927

Registration No. 333-52343

Registration No. 333-127061

Registration No. 333-166785

Registration No. 333-182901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-39927

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-52343

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-127061

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-166785

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-182901

UNDER

THE SECURITIES ACT OF 1933

STEINER LEISURE LIMITED

(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas	98-0164731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 104A, Saffrey Square P.O. Box N-9306 Nassau, The Bahamas	N/A
(Address of Principal Executive Offices)	(Zip Code)

Steiner Leisure Limited Amended and Restated 1996 Share Option and Incentive Plan

Non-Employee Directors’ Share Option Plan

Steiner Leisure Limited 2004 Equity Incentive Plan

Steiner Leisure Limited 2009 Incentive Plan

Steiner Leisure Limited 2012 Incentive Plan

(Full title of the plan)

Robert C. Boehm, Esq.

Executive Vice President and General Counsel

c/o Steiner Management Services, LLC

770 South Dixie Highway, Suite 200

Coral Gables, Florida 33146

(Name and address of agent for service)

(305) 358-9002

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Steiner Leisure Limited (the “Company”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-39927, registering the issuance of 5,000,000 common shares (after adjustment for a three-for-two share split effective April 28, 1998), par value $0.01 per share, of the Company issuable under the Steiner Leisure Limited Amended and Restated 1996 Share Option Plan, filed with the SEC on November 10, 1997, as amended by Post-Effective Amendment No. 1, filed with the SEC on September 7, 2001, and Post-Effective Amendment No. 2, filed with the SEC on October 22, 2003;

•	Registration Statement No. 333-52343, registering the issuance of 185,625 common shares, par value $0.01 per share, of the Company issuable under the Non-Employee Directors’ Share Option Plan, filed with the SEC on May 11, 1998;

•	Registration Statement No. 333-127061, registering the issuance of 1,500,000 common shares, par value $0.01 per share, of the Company issuable under the Steiner Leisure Limited 2004 Equity Incentive Plan, filed with the SEC on July 29, 2005;

•	Registration Statement No. 333-166785, registering the issuance of 1,000,000 common shares, par value $0.01 per share, of the Company issuable under the Steiner Leisure Limited 2009 Incentive Plan, filed with the SEC on May 13, 2010; and

•	Registration Statement No. 333-182901, registering the issuance of 1,200,000 common shares, par value $0.01 per share, of the Company issuable under the Steiner Leisure Limited 2012 Incentive Plan, filed with the SEC on July 27, 2012;

On December 9, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 20, 2015, by and among Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Parent”), Nemo Merger Sub, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on December 9, 2015.

STEINER LEISURE LIMITED

By:	/s/ Leonard I. Fluxman
	Name:	Leonard I. Fluxman
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.